Exhibit 99.1
CSB BANCORP, INC. REPORTS SECOND QUARTER EARNINGS
Second Quarter and Year to Date Highlights

	Quarter Ended	Six Months Ended
	June 30, 2008	June 30, 2008
Diluted earnings per share	$0.36	$0.77
Net Income	$878,000	$1,880,000
Return on average common equity	9.46%	10.14%
Return on average assets	1.03%	1.11%
Millersburg, Ohio — July 22, 2008 — CSB Bancorp, Inc. (OTCBB: CSBB.ob) today announced second quarter 2008 net income of $878 thousand, or $.36 per basic and diluted share, as compared to $956 thousand, or $.39 per basic and diluted share for the same period in 2007.
Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 9.46% and 1.03%, respectively, compared with 10.85% and 1.17% for the second quarter of 2007.
For the six months ended June 30, 2008, the Company reported net income of $1.88 million, or $0.77 per diluted share, up from $1.77 million, or $0.72 per diluted share for the same period of the prior year. ROE and ROA were 10.14% and 1.11% respectively for the six-month period, compared to 10.11% and 1.10% for the comparable period in 2007.
Eddie Steiner, President and CEO stated, “We are pleased to report that core earnings for the quarter were 5.8% above second quarter of the prior year. Difficult economic conditions continue to be dampen some local business activity, but our year-to-date performance is about 6% ahead of last year on an income and earnings per share basis, and we’ve been able to continue modest growth of our balance sheet.”
Net interest income on a fully taxable equivalent basis totaled $3.3 million, an increase of $5 thousand or 0.2% over the same quarter in the prior year, while declining by $88 thousand or 2.6% from the immediate prior quarter. The Company’s net interest margin was 4.09% for the quarter.

Revenue (defined as net interest income on a fully tax-equivalent basis plus non-interest income net of securities transactions) totaled $4.0 million for second quarter 2008, compared with $4.2 million in the prior-year second quarter, a decrease of 5.0%. Core revenue declined $30 thousand, or 0.8%, after accounting for a one-time insurance recovery received in the prior year’s second quarter. On a year-to-date basis, core revenue is $121 thousand, or 1.5% ahead of the prior year.
Non-interest expense totaled $2.6 million during the quarter, a decrease of $30 thousand, or 1.1%, from second quarter 2007. The Company’s year-to-date efficiency ratio (defined as operating expenses divided by revenue) improved to 63.95% as compared to 64.57% for the first six months of the prior year.
Federal income tax expense was $423 thousand for the quarter, reflecting an effective tax rate of 32.5%, compared to $450 thousand for the same quarter in 2007, or 32.0%. The increase in the effective tax rate was primarily the result of comparatively lower tax-free interest income due to sales and maturities of bonds within the Company’s tax-free investment portfolio during 2007 and 2008.
Total assets averaged $341 million during the quarter, an increase of $15 million, or 4.5% above the same quarter in the prior year. Average loan balances of $249 million reflect an increase of $9 million, or 3.8%, over second quarter of the prior year, while average securities balances of $69 million declined $908 thousand, or 1.3% as compared to second quarter 2007.
At June 30, 2008, assets totaled $347 million, up $20 million, or 6.0% from June 30, 2007. Quarter-end loans of $250 million were $7 million, or 2.9%, above total loans at the end of the same quarter in 2007. Quarter-end securities balances of $69 million reflect an increase of $2 million, or 2.8% from the same quarter of the prior year.
Average balances for commercial loans, including commercial real estate, decreased $2.8 million or 1.8% during the quarter, average residential mortgage and home equity balances declined $4 thousand, while consumer installment, credit card and other average loan balances declined by $2.1 million, or 24.4% primarily due to the sale of the Company’s $2.0 million credit card portfolio at the end of the prior quarter.
As of June 30, 2008, nonperforming assets totaled $615 thousand, or 0.25% of period-end loans plus other real estate, compared with $431 thousand, or 0.17%, at March 31, 2008. Net charge-offs for the quarter totaled $21 thousand, or an annualized rate of 0.03% of average total loans. Steiner continued, “Nonperforming assets have remained below one half of one percent for each of the past four quarters. We remain watchful for any signs of deterioration in the quality or performance of our loan and securities portfolios. We believe we are appropriately reserved for any embedded risk in our loan portfolio and continue to avoid lending or investment in the sub-prime credit arena.”
The Company’s allowance for loan losses at June 30, 2008 was 1.09% of period end loans and the Company funded $48 thousand in loan loss provision during the second quarter. The ratio of allowance for loan losses to nonperforming loans stood at 442% at June 30, 2008.

Deposit balances totaled $248 million at June 30, 2008, an increase of $1.1 million, or 0.5% from the prior quarter-end. Short-term and other borrowings amounted to $61 million at June 30, 2008, an increase of $2.4 million or 4.1% for the quarter as the company took advantage of favorable borrowing rates to lower its total cost of funds.
Average deposit balances of $246 million declined $5.3 million during the quarter, or 2.1%. Within the deposit category, average non interest-bearing account balances decreased $1.6 million, or 3.9%. Average balances for interest bearing checking, money market and savings accounts declined a total of $1.5 million, or 1.7%, while average time deposit balances declined $2.2 million, or 1.8% during the quarter.
Shareholders’ equity totaled $37 million on June 30, 2008 with 2.4 million common shares outstanding at quarter-end. CSB’s capital position remains strong, with tangible equity to assets at 10.5% on June 30, 2008, compared to 10.4% on December 31, 2007. Commenting on the company’s growth plans, Steiner noted, “On May 14, 2008, we announced the pending acquisition of Indian Village Bancorp, Inc. and its wholly owned subsidiary Indian Village Community Bank. Subject to regulatory and Indian Village shareholder approvals and customary closing conditions, we anticipate merging Indian Village into CSB during October, with integration of systems and banking operations completed in the fourth quarter.”
The Company declared a common dividend of $.18 per share during the quarter.
About CSB Bancorp, Inc.
CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $340 million as of June 30, 2008. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with ten banking centers in Holmes, Tuscarawas and Wayne counties and Trust offices located in Millersburg and Wooster, Ohio.
Forward-Looking Statement
This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.
Contact Information:
Paula J. Meiler, SVP & CFO
330-763-2873
paula.meiler@csb1.com

CSB BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands except per share data)

	Quarters					YTD
	2008	2008	2007	2007	2007	2008	2007
EARNINGS	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	6 months	6 months

Net interest income FTE (a)	$3,318	$3,406	$3,437	$3,426	$3,313	$6,724	$6,608
Provision for loan losses	48	107	119	151	124	155	202
Other income	680	955	725	762	902	1,635	1,548
Other expenses	2,617	2,728	2,713	2,722	2,647	5,345	5,266
FTE adjustment (a)	32	26	31	36	38	58	77
Net income	878	1,002	880	863	956	1,880	1,771
Diluted EPS	0.36	0.41	0.35	0.35	0.39	0.77	0.72

PERFORMANCE RATIOS
Return on average assets (ROA)	1.03%	1.17%	1.05%	1.04%	1.17%	1.11%	1.10%
Return on average common equity (ROE)	9.46%	10.89%	9.54%	9.55%	10.85%	10.14%	10.11%
Net interest margin FTE (a)	4.09%	4.19%	4.34%	4.37%	4.30%	4.14%	4.35%
Efficiency ratio	65.46%	62.55%	65.36%	65.00%	62.88%	63.95%	64.57%
Number of full-time equivalent employees	128	126	127	135	128

MARKET DATA
Book value/common share	$15.10	$15.22	$14.82	$14.60	$14.26
Period-end common share mkt value	15.75	16.14	17.75	17.00	17.75
Market as a % of book	104.29%	106.05%	119.76%	117.42%	124.48%
PE ratio	10.94	9.84	12.68	12.14	11.38
Cash dividends/common share	$0.18	$0.18	$0.18	$0.18	$0.18	$0.36	$0.36
Common stock dividend payout ratio	50.00%	43.90%	51.43%	51.43%	46.15%
Average basic common shares	2,432,793	2,444,597	2,455,938	2,462,885	2,461,918	2,438,695	2,474,936
Average diluted common shares	2,432,793	2,444,642	2,456,250	2,462,885	2,463,240	2,438,695	2,475,000
Period end common shares outstanding	2,422,050	2,440,850	2,447,624	2,462,880	2,462,888
Common shares repurchased	18,800	6,774	15,216	8	43	25,574	36,333
Common stock market capitalization	$38,147	$39,395	$43,445	$42,209	$43,716

ASSET QUALITY
Gross charge-offs	$33	$22	$153	$33	$379	$55	$426
Net charge-offs	21	2	87	23	353	23	383
Allowance for loan losses	2,718	2,691	2,586	2,554	2,426
Nonperforming assets (NPAs)	615	431	673	1,092	1,635
Net charge-off/average loans ratio	0.03%	0.00%	0.14%	0.04%	0.59%	0.02%	0.33%
Allowance for loan losses/period-end loans	1.09	1.09	1.01	1.04	1.00
NPAs/loans and other real estate	0.25	0.17	0.26	0.44	0.67
Allowance for loan losses/nonperforming loans	441.75	623.64	452.77	233.80	152.99

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	10.54%	10.77%	10.36%	10.89%	10.72%
Average equity to assets	10.94	10.79	11.01	10.88	10.82
Average equity to loans	14.97	14.56	14.67	14.65	14.72
Average loans to deposits	101.48	101.28	97.52	96.68	95.45

AVERAGE BALANCES
Assets	$341,297	$343,023	$332,243	$329,448	$326,665	$342,144	$324,556
Earning assets	326,435	326,966	314,236	310,884	308,703	326,730	306,313
Loans	249,395	254,277	249,394	244,675	240,208	251,827	236,839
Deposits	245,767	251,060	255,729	253,073	251,660	248,371	252,025
Shareholders’ equity	37,334	37,021	36,582	35,852	35,348	37,261	35,310

ENDING BALANCES
Assets	$347,104	$344,808	$350,270	$330,121	$327,465
Earning assets	329,468	327,711	331,267	311,860	309,484
Loans	249,543	246,984	256,659	245,626	242,485
Deposits	248,176	247,029	259,386	253,594	250,365
Shareholders’ equity	36,577	37,148	36,278	35,948	35,119
NOTES:

(a)	- Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis is not an accounting principle generally accepted in the United States of America.

CSB BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	June 30,
	2008	2007
ASSETS
Cash and cash equivalents
Cash and due from banks	$11,350,478	$10,253,372
Interest-earning deposits in other banks	181,101	136,457
Federal funds sold	11,000,000	0

Total cash and cash equivalents	22,531,579	10,389,829
Securities
Available-for-sale, at fair-value	65,562,619	63,757,288
Restricted stock, at cost	3,181,600	3,105,900

Total securities	68,744,219	66,863,188
Loans	249,542,605	242,484,648
Less allowance for loan losses	2,717,912	2,426,110

Net loans	246,824,693	240,058,538

Premises and equipment, net	7,076,699	7,527,394
Accrued interest receivable and other assets	1,926,733	2,626,158

TOTAL ASSETS	$347,103,923	$327,465,107

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$40,794,649	$40,648,183
Interest-bearing	207,381,737	209,716,320

Total deposits	248,176,386	250,364,503

Short-term borrowings	27,111,134	33,257,047
Other borrowings	33,767,797	7,202,919
Accrued interest payable and other liabilities	1,471,300	1,521,503

Total liabilities	310,526,617	292,345,972

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,667,786 shares	16,673,667	16,673,667
Additional paid-in capital	6,459,819	6,439,015
Retained earnings	18,994,645	17,132,359
Treasury stock at cost - 245,736 shares in 2008 and 204,898 shares in 2007	(5,013,535)	(4,348,856)
Accumulated other comprehensive loss	(537,290)	(777,050)

Total shareholders’ equity	36,577,306	35,119,135

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$347,103,923	$327,465,107

CSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Quarter ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
Interest and dividend income:
Loans, including fees	$4,017,256	$4,485,314	$8,429,960	$8,799,834
Taxable securities	772,867	734,392	1,577,489	1,484,449
Nontaxable securities	55,544	66,617	99,422	135,129
Other	47,664	2,186	69,871	15,380

Total interest and dividend income	4,893,331	5,288,509	10,176,742	10,434,792
Interest expense:
Deposits	1,166,153	1,600,736	2,593,911	3,154,099
Other	441,414	412,420	917,302	750,048

Total interest expense	1,607,567	2,013,156	3,511,213	3,904,147

Net interest income	3,285,764	3,275,353	6,665,529	6,530,645
Provision for loan losses	47,677	124,271	154,709	202,276

Net interest income after provision for loan losses	3,238,087	3,151,082	6,510,820	6,328,369

Non-interest income
Service charges on deposits accounts	339,256	316,887	626,408	592,359
Trust services	162,568	186,638	351,232	356,275
Securities gains	0	5,430	0	5,430
Gain on sale of loans	7,176	1,946	271,835	4,690
Other	170,946	390,991	385,957	589,239

Total non-interest income	679,946	901,892	1,635,432	1,547,993
Non-interest expenses
Salaries and employee benefits	1,527,162	1,434,823	3,064,065	2,842,003
Occupancy expense	184,915	181,720	382,796	366,273
Equipment expense	119,320	125,214	244,770	241,132
Franchise tax expense	107,380	104,741	214,810	206,079
Professional and director fees	140,343	164,760	279,899	306,142
Other expenses	538,151	635,249	1,159,390	1,304,754

Total non-interest expenses	2,617,271	2,646,507	5,345,730	5,266,383

Income before income tax	1,300,762	1,406,467	2,800,522	2,609,979

Federal income tax provision	423,000	450,000	921,000	839,000

Net income	$877,762	$956,467	$1,879,522	$1,770,979

Net income per share
Basic	$0.36	$0.39	$0.77	$0.72

Diluted	$0.36	$0.39	$0.77	$0.72
Note: Certain prior year balances have been reclassified to conform to the current year presentation.